Exhibit 10.15

RESIGNATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Resignation Agreement and General Release of All Claims (hereinafter “Agreement”) is made and entered into by and between: Jeff Epstein and his heirs, administrators, agents, representatives, executors, successors and assigns (hereinafter collectively referred to as “Epstein”); and Oracle America, Inc., and each of its current and former officers, administrators, agents, representatives, shareholders, directors, employees, executors, successors, assigns, subsidiaries, parent companies, affiliates, predecessor or successor companies, or any other individuals or entities related thereto or potentially liable with respect to Epstein’s claims (hereinafter collectively referred to as “Oracle”).

WHEREAS, Epstein resigned from his position at Oracle as Chief Financial Officer and Executive Vice President, and his Oracle employment ended on April 25, 2011.

WHEREAS, Oracle appreciates and acknowledges Epstein’s many contributions prior to his resignation.

NOW, THEREFORE, in consideration of the following covenants and promises and for other valuable consideration, this Agreement is entered into by the undersigned parties.

1.	Consideration. Ten days following Epsteins’s execution of this Agreement, Oracle shall transmit to Epstein a gross lump sum payment of Eight Hundred Thousand Dollars and No Cents ($800,000.00), less ordinary payroll deductions and withholdings including state, federal and local tax. Epstein agrees that the foregoing payment constitutes consideration for full, complete and final settlement and release of any and all claims, including but not limited to any claims, actual or potential, known or unknown, which arise under or relate to the Age Discrimination in Employment Act of 1967 as amended, Epstein’s employment relationship with Oracle, the changes in his employment status, Epstein’s compensation, the termination of the employment relationship between him and Oracle or any other conduct of Oracle occurring prior to the execution of this Agreement. Epstein also agrees and acknowledges that the foregoing payment constitutes full and complete satisfaction of any and all claims for severance benefits under any applicable severance plan, policy, or agreement. Epstein agrees and acknowledges that he is not entitled to any additional salary, bonus payment or other variable compensation for Fiscal Year 2011, prorated or otherwise, and further agrees and acknowledges that he has already been paid any bonus he may have been eligible for in Fiscal Year 2010 or prior.

Epstein understands that, to the extent Oracle was required to provide pay-in-lieu-of-notice to him pursuant to any federal, state or local mass layoff, reduction-in-force, and/or plant closing law (including, without limitation, the Federal Worker Retraining and Notification Act [“WARN”] and similar state laws, including, without limitation, California Labor Code section 1400, et seq.), any such payment-in-lieu-of-notice was made to Epstein regardless of whether he signs this Agreement. Epstein further understands that, if he signs this Agreement, to the extent his gross lump sum severance payment exceeds two weeks of his base salary, any amount above and beyond two weeks of his base salary shall be counted as pay-in-lieu-of-notice required by law, and the consideration for this Agreement shall constitute two weeks of his base salary.

2.	COBRA Eligibility. If Epstein was eligible for benefits under Oracle’s health insurance plans, Epstein has the right, under the terms and conditions of COBRA, to continue such medical, dental and vision insurance at his own expense. Epstein further has the option to continue his life and/or AD&D insurance coverage (assuming that Epstein was eligible for such coverage) at his own expense upon termination of employment and subject to the rates, terms and conditions set by the insurance company.

3.	Nonadmission. Epstein further understands and agrees that the furnishing of consideration by Oracle for this Agreement shall not be considered or claimed as an admission of responsibility or liability by Oracle in any respect.

4.	No Pending Claims. Epstein hereby represents that he has neither filed nor caused to be filed any pending charges, suits, claims, grievances or other action (hereinafter referred to as “claims”) which in any way arise from or relate to his employment relationship with Oracle. Notwithstanding the above, Epstein agrees that he shall dismiss any claims which have been filed.

5.	Release of Claims for Personal Relief. Except as set forth in this paragraph 5, Epstein agrees not to file any lawsuit or to initiate any other legal proceeding which is against or involves Oracle and which in any way arises from or relates to his employment relationship with Oracle, any changes in his employment status, the termination of the employment relationship or any other conduct of Oracle occurring prior to the execution of this Agreement. Epstein agrees that should he learn of any such claims being pursued on his behalf, he will use his best efforts to cause such claims to be withdrawn, dismissed or otherwise terminated with prejudice. Epstein understands that, while he is not prevented by the foregoing language from filing a charge, testifying, or participating in an EEOC investigation, hearing, or proceeding, by signing this Agreement, he is waiving his right to any personal recovery, either in his own lawsuit or one brought by the EEOC on his behalf.

6.

Stock Options. Epstein agrees and acknowledges that as of April 25, 2011 all unvested stock options granted to him under all Oracle Corporation stock option plans and all unvested stock options assumed by Oracle, ceased to continue to vest in accordance with the terms of the applicable stock option plan and the underlying agreements. All stock options not vested as of April 25, 2011 are canceled. Epstein understands and acknowledges that vested options must be exercised at any time up to and including three months after his final date of employment, but not later than the stock option expiration date. Questions regarding the foregoing, may be addressed to Oracle Employee Stock Services at (775) 689-3456 or email stock_us@oracle.com.

7.	Continuing Obligations. Epstein acknowledges his continuing obligations to Oracle with respect to the Proprietary Information Agreement he signed with Oracle.

•	Epstein acknowledges that by signing the PIA, he promised not to use Proprietary Information for any purpose following his Oracle employment.

•

Epstein acknowledges that by signing the PIA, he promised not to recruit Oracle employees for employment with any employer other than Oracle for six months after the termination of his Oracle employment. Further, Epstein understands that all information regarding Oracle employees, including but not limited to employees’ skills, abilities and compensation, is Proprietary Information that he may not disclose or use following his Oracle employment.

•

Epstein acknowledges that, if he signed the PIA on or after June 1, 1996, he is expressly prohibited, for a period of six months following the termination of his employment, where his conduct would constitute a misappropriation of trade secrets, unfair competition, other civil wrong, and/or if Epstein lives or works in a state or jurisdiction where such conduct can be lawfully prohibited by an employer, from soliciting, calling on or providing services similar to those which he provided to customers or clients of Oracle during his Oracle employment, to any of Oracle’s current or prospective customers or clients if he solicited, called on, or provided services for that customer or client during the twelve months preceding his termination from Oracle.

Epstein agrees to continue abiding by the terms and conditions of the Proprietary Information Agreement.

8.	Section 1542 Waiver. Epstein voluntarily waives the provision of Section 1542 of the California Civil Code, and any other statute or common law doctrine of like effect, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

Epstein warrants that he has read and understands the aforesaid Section 1542 and acknowledges that he is waiving claims both known and unknown, and that he has had the opportunity to consult with and be advised by counsel regarding its meaning and effect and he voluntarily waives its provisions and those of any other statute or common law doctrine of like effect.

9.	Waiver and Release of Claims. Epstein agrees that the payment set forth in Paragraph 1 constitutes consideration for full, complete and final settlement and release of any and all Epstein’s claims, including but not limited to any claims actual or potential, known or unknown, which arise under or relate to the Age Discrimination in Employment Act of 1967 as amended, Epstein’s employment relationship with Oracle, the changes in his employment status, Epstein’s compensation, the termination of the employment relationship between him and Oracle or any other conduct of Oracle occurring prior to the execution of this Agreement. Epstein also agrees and acknowledges that the payment set forth in Paragraph 1 constitutes full and complete satisfaction of any and all claims for severance benefits under any applicable severance plan, policy, or agreement, including but not limited to any and all claims for severance benefits due to a “change in control” as set forth therein.

Having so waived the provisions of Section 1542 and those of any other statute or common law doctrine of like effect, Epstein releases Oracle from any and all claims of any kind, whether known or unknown, actual or potential, which he now has or may have at any time which in any way arose from or relate to Epstein’s employment relationship with Oracle, the changes in his employment status, Epstein’s compensation, the termination of the employment relationship between Oracle and Epstein and any other conduct of Oracle occurring prior to the execution of this Agreement, except that this release shall not apply to claims for workers’ compensation or unemployment insurance benefits, or to any other claims which by law cannot be released. Except for the severance payment amount set forth in paragraph 1 of this Agreement, Epstein releases Oracle, all of its related or affiliated entities, and all of its and their present and former officers, directors, agents, employees, representatives, affiliates, successors, assigns, parent companies, and subsidiaries from any and all claims of any kind, whether known or unknown, actual or potential, which Epstein now has or may have at any time which in any way arise from or are related to severance benefits under any applicable severance plan, policy, or agreement, including but not limited to any and all claims for severance benefits due to a “change in control” as set forth therein. Nothwithstanding any waiver or release provided by Epstein pursuant to this Agreement, nothing herein shall be construed to waive or release Epstein’s rights or claims to indemnification under Oracle’s bylaws, applicable insurance policies (including director and officer liability policies), or applicable law, including California Labor Code Section 2802. Epstein expressly preserves all such rights and claims.

10.	No Assignment or Transfer. Epstein warrants that he has not assigned, transferred nor purported to assign or transfer any claim against Oracle that arose prior to the execution of this Agreement and that he will not assign or transfer or purport to assign or transfer hereafter any such claim.

11.	Non-Disparagement. Epstein agrees that he will not disparage Oracle, or make or solicit any comments, statements, or the like to the media or to others, which may reasonably be considered to be disparaging, derogatory, or injurious to the business reputation of Oracle. Oracle agrees that its executive management team will not disparage Epstein, or make or solicit any comments, statements, or the like to the media or to others, which may reasonably be considered to be disparaging, derogatory, or injurious to the business reputation of Epstein.

12.	Cooperation. Epstein agrees that he will reasonably and in good faith cooperate with Oracle to effectuate an orderly transfer of responsibilities to other person(s) and will also reasonably and in good faith cooperate in any investigation, defense or prosecution of any matters or any claims that may be brought by or against Oracle.

13.	Right to Counsel. Epstein warrants that he is hereby advised to and has had the opportunity to be represented by legal counsel regarding his claims, other potential claims, and this Agreement.

14.	Attorneys’ Fees. Each party shall pay its own attorneys’ fees, if any, incurred in connection with the negotiation and drafting of this Agreement. Each party shall release and forever hold the other harmless from any liability to their attorneys for payment of such fees pursuant to any agreement or understanding between each party and their attorneys.

15.	No Reliance. The parties warrant that in agreeing to the terms of this Agreement, they have not relied in any way upon any representations or statements of the other party regarding the subject matter hereof or the basis or effect of this Agreement other than those representations or statements contained herein. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

16.	Enforceability. If any part of this Agreement shall be determined to be illegal, invalid or unenforceable, the remaining part shall not be affected thereby, and the illegal, unenforceable or invalid parts shall be deemed not to be a part of this Agreement.

17.	Modifications. This Agreement may be changed only by an agreement in writing signed by Epstein and Oracle.

18.

Legal Proceedings. In the event that legal proceedings are initiated for the purpose of enforcing the terms of this Agreement, the prevailing party in any such proceeding shall be entitled to an award of reasonable attorneys’ fees and costs incurred in bringing or defending such action. It is further agreed that the prevailing party shall be entitled to an award of reasonable attorneys’ fees and costs incurred in collecting any judgment which results from any proceeding brought to enforce the terms of this Agreement.

19.	ADEA/OWBPA Release and Consideration Period. Epstein understands that he is releasing all claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, and accordingly acknowledges and agrees that:

A.	the payments and benefits provided for by this Agreement exceed anything of value to which he would otherwise be entitled under any Oracle policy, plan, practice and/or procedure or pursuant to any prior agreement or contract between Epstein and Oracle;

B.	claims which may arise after the signing of this Agreement have not been waived;

C.	he has had the opportunity to review and consider, for twenty-one (21) days, the terms and provisions of this Agreement, although he is not prevented from executing this Agreement prior to the expiration of said twenty-one (21) day period (if he does so, however, he recognizes and agrees that he does so voluntarily) and has the right to revoke this Agreement for seven (7) days following its execution. Revocation can be made by delivering a written notice of revocation to:

Juana Schurman

Vice President and Associate General Counsel

Oracle Legal Department

500 Oracle Parkway, M/S 5op7

Redwood Shores, CA 94065;

D.	he has carefully read this Agreement in its entirety and fully understands the significance of all of the terms and provisions;

E.	he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

/s/ Jeff Epstein	/s/ Juana M. Schurman
Jeff Epstein	Oracle America, Inc.

By: Juana M. Schurman

Title: VP and Assoc. GC

Dated: 5/4/11	Dated: 5/11/11